Exhibit (a)(5)

PRESS RELEASE

CONTACT: Todd Pozefsky

(203) 458-5807

WHITE MOUNTAINS TO COMMENCE SELF-TENDER OFFER TO PURCHASE

UP TO 500,000 OF ITS COMMON SHARES

HAMILTON, Bermuda, April 10, 2018 — White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that it intends to commence a “modified Dutch auction” self-tender offer to purchase 500,000 of its common shares, or such lesser number of its common shares as are properly tendered and not properly withdrawn, at a purchase price of not greater than $875 or less than $825 per share, net to the seller in cash. The tender offer is expected to commence on April 10, 2018 and expire at 12:00 midnight, New York City time, at the end of the day on May 7, 2018, unless extended.  White Mountains’s common shares closed on the New York Stock Exchange at $806.17 per share on April 9, 2018.

A “modified Dutch auction” self-tender offer allows shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase 500,000 shares, or such lesser number of shares that are properly tendered and not properly withdrawn. All shares purchased by the Company in the tender offer will be purchased at the same price regardless of whether the shareholder tendered at a lower price. The Company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at a price above a shareholder’s indication under the terms of the tender offer.

The tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer will be, however, subject to certain conditions as will be specified in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the letter of transmittal and the related materials, which will be mailed to shareholders of record shortly after commencement of the tender offer.

Neither the Company nor its Board of Directors makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the price or prices at which shareholders may choose to tender their shares in the tender offer.

D.F. King & Co., Inc. will serve as information agent for the tender offer.  Shareholders with questions, or who would like to receive additional copies of the tender offer documents when they are available, may call D.F. King & Co., Inc. at (800) 893-5865 (toll free) or email wtm@dfking.com. The dealer managers for the tender offer will be J.P. Morgan Securities LLC and Barclays Capital Inc.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

TENDER OFFER STATEMENT

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common shares. The solicitation and offer to buy the Company’s common shares will only be made pursuant to the offer to purchase and the related materials that the Company will send to its shareholders shortly after commencement of the tender offer. Shareholders should carefully read those materials when they are available because they will contain important information, including the various terms and conditions of the tender offer. Neither the Company nor its directors make any recommendation as to whether to tender shares or as to the price at which to tender them. Shareholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and the related materials that will be filed by the Company with the Securities and Exchange Commission at the commission’s website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from the Company’s website: www.whitemountains.com.  Shareholders are urged to read these materials carefully prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 893-5865 (toll free) or email wtm@dfking.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•                                  change in adjusted book value per share or return on equity;

•                                  business strategy;

•                                  financial and operating targets or plans;

•                                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves;

•                                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                  expansion and growth of its business and operations; and

•                                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                  the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed February 28, 2018;

•                                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                                  the continued availability of capital and financing;

•                                  general economic, market or business conditions;

•                                  competitive forces, including the conduct of other insurers;

•                                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                                  an economic downturn or other economic conditions adversely affecting its financial position; and

•                                  other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to shareholders or as otherwise required by law, the Company assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.